UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2014

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01	Other Events

As part of the filing of this Current Report on Form 8-K, we intend to revise, clarify and supplement our risk factors, including those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”). The risk factor below should be considered together with the other risk factors described in the Annual Report and filings with the SEC under the Securities Exchange Act of 1934, as amended, after the Annual Report. Except as set forth below, there have been no material changes to the risks described in Part I, Item 1A, of the Annual Report.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. A publicly traded partnership can lose its status as a partnership for a number of reasons, including not having enough “qualifying income.” If the Internal Revenue Service, or IRS, were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly traded partnerships 90% or more of the gross income of which for every taxable year consists of “qualifying income.” If less than 90% of our gross income for any taxable year is “qualifying income” from transportation or processing of natural resources including crude oil, natural gas or products thereof, interest, dividends or similar sources, we will be taxable as a corporation under Section 7704 of the Internal Revenue Code for federal income tax purposes for that taxable year and all subsequent years. Qualifying income does not include rental income from leasing personal property such as vessels.

The decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. April 13, 2009) held that the marine time charter being analyzed in that case was a “lease” that generated rental income rather than income from transportation services for purposes of a foreign sales corporation provision of the Internal Revenue Code. Even though (i) the Tidewater case did not involve a publicly traded partnership and it was not decided under Section 7704 of the Internal Revenue Code relating to “qualifying income,” (ii) some experienced practitioners believe the decision was not well reasoned, (iii) the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with and will not acquiesce to the Fifth Circuit’s marine time charter analysis contained in the Tidewater case and (iv) the IRS has issued several favorable private letter rulings (which can be relied upon and cited as precedent by only the taxpayers that obtained them) relating to time charters since the Tidewater decision was issued, the Tidewater decision creates some uncertainty regarding the status of income from certain of our marine time charters as “qualifying income” under Section 7704 of the Internal Revenue Code. Notwithstanding the foregoing, the Tidewater case is relevant authority because it is the only case of which we and our outside tax counsel are aware directly analyzing whether a particular time charter would constitute a lease or service agreement for certain U.S. federal tax purposes. Due to the uncertainty created by the Tidewater decision, our outside tax counsel, Akin Gump Strauss Hauer & Feld, LLP, was required to change the standard in its opinion relating to our status as a partnership for federal income tax purposes to “should” from “will.”

Although we do not believe based upon our current operations that we are treated as a corporation for federal income tax purposes, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity. Moreover, any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would pay state income tax at varying rates. Distributions to our unitholders would generally be taxable to them again as corporate distributions and no income, gains, losses, or deductions would flow through to them. Because a tax would be imposed upon us as a corporation, our cash available for distribution to unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are required to pay Texas franchise tax on our gross income apportioned to Texas. Imposition of any such taxes on us by any other state would reduce the cash available for distribution to our unitholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)

	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: September 22, 2014	By:	/s/ Robert V. Deere

Robert V. Deere Chief Financial Officer